Exhibit 99.1

NEWS RELEASE
1101 E. Arapaho Road, Suite 200
Richardson, TX 75081
(972) 234-6400

Contact

Julia Kramer

jkramer@intrusion.com

P: 972-301-3635

Initial Beta Testing for INTRUSION Shield Stops More Than 400,000 Threats in Their Tracks

In first days of testing among three companies, INTRUSION Shield shuts down threats without obstructing business operations

Richardson, Texas – Oct. 5, 2020 – Preliminary beta testing results from installations of INTRUSION Shield™, the highly anticipated cybersecurity solution from INTRUSION Inc. (OTCQB:INTZ), underscore the significant need for companies to change their approach to cybersecurity. Within the first three days of beta testing, Shield identified and immediately shut down a total of 461,562 threats to three companies, defending them against possible cyberattacks.

INTRUSION Shield is the first cybersecurity solution to protect organizations by not only identifying malicious traffic on a company’s network, but also using artificial intelligence (AI) to immediately neutralize threats on both incoming and outgoing traffic, effectively stopping ransomware, viruses, malware, data theft and more. Where other solutions only alert IT managers and often cannot even identify silent threats, Shield identifies and immediately stops them.

“Our beta testing results reveal there is no way a person could effectively manage the number of threats a typical company faces each day,” said Jack B. Blount, President and CEO of INTRUSION. “At one of the beta companies, we detected and blocked more than 137,000 threats in just a single day. It would be impossible for someone to research that many alerts and stop all of the threats successfully, thereby leaving companies incredibly vulnerable to cyberattacks without Shield. Our solution never takes a break and is always on – monitoring, analyzing and defending.”

Shield monitors and quarantines known threats based on INTRUSION’s threat-enriched, Big Data Cloud. Unlike other cybersecurity solutions, Shield utilizes AI to research this inventory and understand how malicious activity behaves. The solution then monitors and identifies – in real-time – all packets of data coming into or leaving a network and then instantly neutralizes and shuts down any that are acting in a way that is consistent with criminal activity.

“It was amazing how many potential threats were blocked in such a short period of time with the Shield solution. We didn’t realize how many connections were being attempted each day,” said the CEO of a defense company that is participating in the beta testing. A vice president of IT at a large manufacturing company commented, “It was easy to install Shield and because of the blocking we have seen we have installed a second Shield at a subsidiary company. We anticipate purchasing Shield when it is shipping.”

“During National Cybersecurity Awareness Month, it is critical that IT and cybersecurity professionals understand that their networks are infected. Cybercriminals are already present as they oftentimes come in through hardware manufactured overseas, or they have figured out a way around the firewall,” said Blount. “They live on a network for months, analyzing the information they can access and determining the best way to attack a company. If those threats are not detected and blocked immediately, they have the potential to do significant damage.”

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Shield was recently recognized by ASIS International, the world’s largest membership organization for security management companies, as the 2020 Innovative Product Award winner at the Global Security Exchange Plus virtual conference. The award recognizes peer-distinguished solutions that address critical industry trends and represent innovation that is shaping the security industry.

Another beta tester, Anson, who is an IT manager for a civil engineering construction company, stated, “I think it’s great how much Shield is blocking, but what may be even better is that business operations are running just fine in spite of all that is blocked. If my guys are happy and able to do their work while the network is protected, then my job just got a lot easier.”

INTRUSION Shield is a plug-n-play solution that is easy to install and manage. Greg, an IT manager at a retail organization who is participating in beta testing said, “Installation was an absolute breeze. Shield is like a traditional firewall on steroids where you’re really paying attention to the ports and blocking them, but all the work is done for you.”

Twelve companies are currently in the process of beta testing INTRUSION Shield, and final results will be released once the full, 90-day testing is complete.

For more information visit https://www.intrusion.com/shield/.

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About INTRUSION Inc.

INTRUSION, Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection solutions. INTRUSION’s solution families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s solutions help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

Cautionary Statement Regarding Forward Looking Information

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward looking statements involve a number of risks and uncertainties. Such statements include, without limitation, statements regarding the introduction of our new INTRUSION Shield solution, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements. These factors include, without limitation, uncertainties related to the success of our new INTRUSION Shield solution, the outcome of the current Beta testing, the development and testing of our new Shield CLOUD solution, and other facts and circumstances that might cause actual results to differ materially from our current expectations, some of which are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

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